EXHIBIT 99.3     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS.

COMPANY OVERVIEW

We are a leading global manufacturer of highly engineered metal components for the global light vehicle market with 2002 sales of approximately $1.8 billion.
We operate three segments through the Automotive Group. The Chassis, Driveline and Engine segments manufacture, design, engineer and assemble metal-formed and precision-engineered components and modular systems used in the transmissions, engines and chassis of vehicles. We serve approximately 200 automotive and industrial customers and our top ten customers represent approximately 57% of total 2002 sales.

In November 2000, a group of investors led by Heartland and CSFB Private Equity acquired control of Metaldyne in a recapitalization transaction. The purpose of the recapitalization was to allow us to actively pursue opportunities for internal growth and strategic acquisitions that were unavailable to us when the majority of our shares were publicly traded. Since the recapitalization, we have effected two acquisitions -- Simpson in December 2000 and GMTI effective January
2001. Each of these acquisitions has added to the full service, integrated metal supply capabilities of our Automotive Group. Simpson is a designer and manufacturer of precision-engineered automotive components and modular systems for passenger and sport utility vehicles, light and heavy-duty trucks and diesel engines. GMTI is a fully integrated technology leader in aluminum die casting with leading market positions in transmission, engine, chassis and steering components.

 As a result of the disposition of our former TriMas subsidiary on June 6, 2002, we have substantially decreased our leverage and debt service requirements.
Future potential acquisitions and the NC-M Chassis Systems, LLC joint venture, as well as the continuing implementation of our business strategies, mean that our historical results of operations may not be indicative of our future results. In addition, the current recession and declining consumer confidence, as well as the risk of war, have created substantial uncertainty in the U.S.
economy generally, and particularly within the automotive industry.

DISPOSITION OF BUSINESSES

On June 6, 2002, we sold TriMas common stock to Heartland and other investors amounting to approximately 66% of the fully diluted common equity of TriMas. As a result of the TriMas disposition, we received $840 million in the form of cash, debt reduction and reduced receivables facility balances and received or retained common stock and a warrant in TriMas representing our 34% retained interest. TriMas is included in our financial results through the date of this transaction. Effective June 6, 2002, we account for our 34% investment in TriMas under the equity method of accounting.

NON-GAAP FINANCIAL MEASURES

 In addition to net income and other financial measures, the Company uses
Adjusted Earnings Before Interest Taxes Depreciation and Amortization ("Adjusted
EBITDA") in 2002 as an indicator of our operating performance and as a measure of our cash generating capabilities. Adjusted EBITDA is the financial performance measure used by the Chief Executive Officer, Chief Financial Officer and management to evaluate the Company's operating performance. The Company defines Adjusted EBITDA as operating profit plus depreciation and amortization plus legacy stock award expense (representing contractual obligations from the
November 2000 acquisition, which will runoff completely in 2003). Adjusted
EBITDA for the year 2002 was $228 million. After excluding the results of our former subsidiary TriMas, total Company Adjusted EBITDA was $165 million.

Adjusted EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, Adjusted EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures by other companies.

CHANGE IN ACCOUNTING BASIS

At the time of the recapitalization and in compliance with the provisions of
Staff Accounting Bulletin 54 (Topic 5-J), we elected to account for the November
28, 2000 recapitalization on a carry-over basis, rather than as a purchase that would have required that we establish a new basis in our assets and our liabilities, due to the continuing interest of certain of our former security holders and the continued listing of our subordinated debentures on the New York
Stock Exchange which were registered under the Securities Exchange Act of 1934.
In December 2001, our debentures were de-listed with the NYSE and de-registered under the Exchange Act. We have determined that the effect of these actions is to require that we retroactively adopt purchase accounting for the November 2000 recapitalization transaction. The predecessor company information for the periods prior to November 28, 2000 are reflected on the historical basis of accounting and all periods subsequent to November 28, 2000 will be reflected on a purchase accounting basis. Thus, our financial statements for periods prior to
November 28, 2000 are not comparable to financial statements presented on or subsequent to November 28, 2000.

RESULTS OF OPERATIONS

2002 VERSUS 2001
                                                                                             (IN THOUSANDS)
                                                                                          2002           2001
                                                                                        --------       --------

SALES
Automotive Group
   Chassis ......................................................................     $   164,840      $   154,900
   Driveline ....................................................................         806,860          791,070
   Engine .......................................................................         493,070          455,260
                                                                                      -----------      -----------
        Automotive Group ........................................................       1,464,770        1,401,230
TriMas Group (1) ................................................................         328,580          726,600
                                                                                      -----------      -----------
       Total Company ............................................................     $ 1,793,350      $ 2,127,830
                                                                                      ===========      ===========

ADJUSTED EBITDA AND OPERATING PROFIT (2)
Automotive Group
   Chassis ......................................................................     $    17,860
   Driveline ....................................................................         101,020
   Engine .......................................................................          65,220
                                                                                      -----------
        Automotive Operating Adjusted EBITDA ....................................     $   184,100      $   181,530
Automotive/centralized resources ("Corporate") ..................................         (18,750)         (13,600)
                                                                                      -----------      -----------
        Automotive Group Adjusted EBITDA ........................................         165,350          167,930
Automotive Group depreciation and amortization ..................................         (92,780)        (105,640)
Automotive Group legacy stock award expense .....................................          (4,620)          (4,730)
                                                                                      -----------      -----------
        Automotive Group operating profit .......................................          67,950           57,560
TriMas Group Adjusted EBITDA  (1) ...............................................          62,410          126,470
TriMas Group depreciation and amortization (1) ..................................         (16,010)         (53,780)
TriMas Group legacy stock award expense (1) .....................................            (260)          (3,200)
                                                                                      -----------      -----------
        Total Company operating profit ..........................................     $   114,090      $   127,050
                                                                                      ===========      ===========
        Total Company Adjusted EBITDA ...........................................     $   227,760      $   294,400
                                                                                      ===========      ===========
OTHER INCOME AND EXPENSE AND NET LOSS
Other expense, net:
    Interest expense ............................................................     $   (91,060)     $  (148,160)
    Loss on repurchase of debentures and early retirement of term loans .........         (68,860)            --
    Loss on interest rate arrangements upon early retirement of term loans ......          (7,550)            --
    Equity loss from affiliates, net ............................................          (1,410)          (8,930)
    Other, net ..................................................................          (9,100)         (17,890)
                                                                                      -----------      -----------

       Other expense, net .......................................................        (177,980)        (174,980)
                                                                                      -----------      -----------
Income (loss) before income taxes and cumulative effect of change in accounting
  principle .....................................................................         (63,890)         (47,930)
Income taxes (credit) ...........................................................         (38,980)          (4,600)
                                                                                      -----------      -----------
Income (loss) before cumulative effect of change in accounting principle ........         (24,910)         (43,330)
Cumulative effect of change in recognition and measurement of goodwill impairment         (36,630)            --
                                                                                      -----------      -----------
Net loss ........................................................................     $   (61,540)     $   (43,330)
                                                                                      ===========      ===========

(1)  TriMas Group is included in our financial results through June 6, 2002, the date of our divestiture. Subsequent to June 6, 2002, our equity share in
     TriMas' earnings (loss) is included in "Automotive/central resources
     ("Corporate")."

(2)  Adjusted EBITDA is defined as operating profit before depreciation, amortization and legacy restricted stock award expense. Adjusted
     EBITDA-related information is presented in the manner as defined herein because we believe it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. Adjusted EBITDA is the financial performance measure used by the Chief Executive Officer,
     Chief Financial Officer and management to evaluate the Company's operating performance. Operating profit is the most closely applicable financial measure calculated based on generally accepted accounting principles.
     However, Adjusted EBITDA-related information should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Because Adjusted EBITDA-related information is not calculated identically by all companies, the presentation in this report is not likely to be comparable to those disclosed by other companies. Adjusted
     EBITDA for periods prior to 2002 does not reflect the new segment structure that was adopted in the second quarter of 2002.

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA FOR 2002

AUTOMOTIVE GROUP
  Chassis operating profit ....................................................  $    10,670
  Chassis depreciation and amortization .......................................        7,190
                                                                                 -----------
  Chassis Adjusted EBITDA .....................................................       17,860

  Driveline operating profit ..................................................       54,240
  Driveline depreciation and amortization .....................................       46,780
                                                                                 -----------
  Driveline Adjusted EBITDA ...................................................      101,020

  Engine operating profit .....................................................       33,680
  Engine depreciation and amortization ........................................       31,540
                                                                                 -----------
  Engine Adjusted EBITDA ......................................................       65,220

  Automotive operating profit .................................................  $    98,590
  Automotive Operating depreciation and amortization ..........................       85,510
                                                                                 -----------
  Automotive Operating Adjusted EBITDA ........................................  $   184,100

  Automotive/centralized resources ("Corporate") operating loss ...............  $   (30,640)
  Automotive/centralized resources ("Corporate") depreciation and amortization         7,270
  Automotive/centralized resources ("Corporate") legacy stock award expense ...        4,620
                                                                                 -----------
  Automotive/centralized resources ("Corporate") Adjusted EBITDA ..............  $   (18,750)

  Total Automotive Group operating profit .....................................  $    67,950
  Total Automotive Group depreciation and amortization ........................       92,780
  Total Automotive Group legacy stock award expense ...........................        4,620
                                                                                 -----------
  Total Automotive Group Adjusted EBITDA ......................................  $   165,350

TRIMAS GROUP
  TriMas Group operating profit ...............................................  $    46,140
  TriMas Group depreciation and amortization ..................................       16,010
  TriMas Group legacy stock award expense .....................................          260
                                                                                 -----------
  TriMas Group Adjusted EBITDA ................................................  $    62,410

TOTAL COMPANY
  Operating profit ............................................................  $   114,090
  Depreciation and amortization ...............................................      108,790
  Legacy stock award expense ..................................................        4,880
                                                                                 -----------
  Adjusted EBITDA .............................................................  $   227,760
                                                                                 ===========

In the second quarter of 2002, we modified our organizational structure. As a result, we are now comprised of three reportable segments: Chassis, Driveline and Engine. Accordingly, we have restated sales for all prior periods to reflect this change. However, it was not practicable to restate Adjusted EBITDA for prior periods to reflect the new segment structure, and therefore Adjusted
EBITDA is presented in total for the entire Company for periods prior to 2002.
Adjusted EBITDA is presented using the Company's modified segment structure beginning in 2002.

Due to the divestiture of our TriMas subsidiary in June 2002, the 2001 and 2002 consolidated results are not comparable. Thus, for purposes of our discussion, we will exclude TriMas results, where applicable and quantifiable, and discuss the performance of our Automotive Group operations.

Our Automotive Group sales for 2002 were $1.5 billion, an increase of approximately $64 million or 4.5% as compared with 2001. This increase was primarily due to a 5.9% increase in North American vehicle production and an $18 million increase related to the relative strength of the euro versus the dollar in 2002 compared to 2001. Offsetting these increases were an approximately $7 million decrease relating to the closure of a manufacturing facility in the
Chassis segment and the loss of some customer contracts in our Driveline segment.

Gross profit was $299 million in 2002 versus $392 million in 2001. Excluding
TriMas from these numbers, gross profit was $200 million or 13.7% of net sales in 2002 versus $197 million or 14.1% of net sales for 2001. The $3 million increase is principally due to the profit associated with the increase in sales in 2002 and an increased focus on operational cost reduction, but is offset by several factors. Negatively impacting 2002 gross profit was an additional $11 million of operating lease payments related to sale-leasebacks completed in 2001 and early 2002. The sale-leasebacks primarily relate to several leases completed in June 2001 related to the acquisition of GMTI and subsequent transactions completed in the beginning of 2002 used to decrease our outstanding bank debt.
However, the net effect of currency exchange fluctuations discussed above served to increase gross profit in 2002 by an approximate $4 million. The remaining increase in gross profit is principally explained by the increase in sales.

Selling, general and administrative expenses were $177 million for 2002 compared with $257 million in 2001. Excluding TriMas, selling, general and administrative charges approximated $122 million in 2002, or 8.3% of Automotive Group sales, versus an approximate $130 million in 2001, or 9.3% of Automotive Group sales.
The net decrease in selling, general and administrative expenses is primarily related to a change in accounting rules relative to the recording of goodwill amortization expense. In 2002, no goodwill was amortized whereas in 2001, there was $14 million of goodwill amortization recorded. Offsetting this decrease was an approximate $10 million increase in our cost base in 2002 to support the large volume of future programs awarded to the Company and a $3.5 million restructuring charge related to our Engine segment's European and North American operations. The remaining decrease is primarily attributable to net cost saving initiatives surrounding the elimination of duplicative administrative expenses.

Operating profit for the Automotive Group increased to $68 million, or 4.6% of sales, in 2002 versus $58 million, or 4.1% of sales, in 2001. The primary explanation for the increase is the $14 million difference in goodwill amortization in 2002 versus 2001, offset by $11 million in incremental lease expense and an approximate $10 million increase in our cost base to support future program awards in 2002. The remaining increase is primarily attributable to the profit on incremental revenues and improved operating margins in 2002 versus 2001.

Adjusted EBITDA for the Automotive Group decreased from $168 million in 2001 to
$165 million in 2002. Offsetting the increased sales for the period were $11 million in additional operating lease expense and an approximate $10 million build up in resources to support the large volume of new business awards.
Additionally, negatively impacting Adjusted EBITDA for 2002 was a $3.5 million restructuring charge related to the reorganization of our Engine segment's
European and North American operations, but this was offset by an approximate $4 million favorable fluctuation in exchange rates. The remaining increase is primarily attributable to increase sales and slightly improved operating margins in 2002 versus 2001.

Interest expense was approximately $91 million for 2002 versus $148 million for
2001. This decrease is primarily due to a reduction in interest resulting from a lower average debt balance in 2002, an approximate 2% reduction in average LIBOR for the comparable periods in 2002 and 2001, and a smaller applicable spread over LIBOR (from 4.5% to 2.75%) on our senior bank credit facility versus the prior year. See "Liquidity and Capital Resources" section below for additional discussion of the reduction in debt levels for fiscal 2002. The Company also recorded a $7.5 million non-cash loss on interest rate arrangements in connection with the early retirement of its term loans in the second quarter of
2002. This loss is reflected as a "Loss on interest rate arrangements upon early retirement of term loans" in our consolidated statement of operations. In connection with our early retirement and refinancing of our prior credit facility, we also incurred a $68.9 million loss on the extinguishment of this debt.

Other, net was approximately $9 million in 2002 versus $18 million in 2001. This is the result of a decrease in debt fee amortization of $7 million due to our debt refinancing in 2002 and a decrease in accounts receivable securitization financing fees of $5 million due to decreased usage of our securitization facility in 2002.

The provision for income taxes for 2002 was a benefit of $39 million as compared with a benefit of $5 million for 2001. During 2002, the U.S. Department of
Treasury issued new regulations that replace the loss disallowance rules applicable to the sale of stock of a subsidiary member of a consolidated tax group. These regulations permit the Company to utilize a previously disallowed capital tax loss that primarily resulted from the sale of a subsidiary in 2000.
Accordingly, the Company recorded a tax benefit of $20 million in the quarter ended June 30, 2002. The provision for both years reflects the impact of foreign income taxed at rates greater than U.S. statutory rates, as well as state income taxes payable, even though the Company incurred a loss for U.S. tax purposes.
The tax provision for 2001 also reflects the impact of non-deductible goodwill.

Net loss before cumulative effect of change in accounting principle was approximately $25 million for 2002 compared with a loss of approximately $43 million for 2001, or an $18 million increase. This increase is primarily due to the factors discussed above.

As of September 30, 2002, we completed our transitional impairment test needed to measure the amount of any goodwill impairment of our former TriMas subsidiary, as required by SFAS No. 142, "Goodwill and Other Intangible Assets."
A non-cash, after-tax charge of $36.6 million was taken as of January 1, 2002.
Consistent with the requirements of SFAS No. 142, we recognized this impairment charge as the cumulative effect of change in accounting principle as of January
1, 2002. We recognized a net loss attributable to common stock of approximately
$71 million for 2002 versus a loss of $49 million in 2001, or a $22 million increase.

SEGMENT INFORMATION

Sales for our Chassis segment increased 6.4% in 2002 versus 2001, primarily driven by the overall increase in North American vehicle production and new product launches. However, the closure earlier in 2002 of one of their manufacturing facilities resulted in a $7 million decrease in sales year over year, or 4% of the Chassis segment's sales for 2001. Excluding the effect of this closed facility, the Chassis segment's revenue increased approximately 12%.

Our Engine segment revenue increased approximately 8.3% over the prior year, due principally to the increased North American vehicle production and new product launches. Adjusting for the impact of currency movements, the Engine segment's revenues increased by approximately 6.4% over the prior year.

Our Driveline segment increased 2.0% versus 2001, or approximately 1% after adjusting for currency fluctuations. Offsetting the increase in North American vehicle build was the loss of certain customer contracts in late 2001, weakness in the overall hydraulic controls market and price concessions taken in 2002.
The Driveline segment is rapidly working to replace these sales and has received contracts beginning in 2003 that are expected to increase future sales above
2001 levels.

Automotive/centralized resources ("Corporate") expenses were $19 million for
2002, an increase of $5 million over 2001. This increase is primarily attributed to our shared services initiatives to centralize standard processes and reduce redundant costs throughout the Company (e.g. capability in sales, procurement,
IT infrastructure, finance expertise, etc.). The majority of shared services initiatives were completed in the fourth quarter of 2002, and as a result, we anticipate a decrease in operational costs in the Automotive segments in 2003.
However, the initial build-up of program and management resources to implement the shared services program has resulted in unfavorable costs during the 2002 implementation process. Additionally, the increase is partially explained by a one-time $2.4 million expense reimbursement received in 2001.

2001 VERSUS 2000

As discussed earlier, subsequent to our original 2000 Form 10-K filing, we were required to adjust the accounting basis that we applied in accounting for our
November 2000 recapitalization. In these unique circumstances and to aid in analyses of our 2001 to 2000 financial operating results we have provided the supplemental financial analyses information that follows to show what our net sales and Adjusted EBITDA would have been had the change in accounting basis occurred at the beginning of 2000. As reflected in our segment disclosures to our financial statements, we use our definition of Adjusted EBITDA as our primary method of evaluating operating performance of business units at
Metaldyne. The column labeled "Combined Full Year 2000" is what we have used as a basis against which to evaluate our 2001 operating performance.

In the second quarter of 2002, we modified our organizational structure. As a result, we are now comprised of three reportable segments: Chassis, Driveline and Engine. Accordingly, we have restated sales for all prior periods to reflect this change. However, it was not practicable to restate Adjusted EBITDA for prior periods to reflect the new segment structure, and therefore Adjusted
EBITDA is presented in total for the entire Company for periods prior to 2002.
Adjusted EBITDA is presented using the Company's modified segment structure beginning in 2002.

                                                                                          (IN THOUSANDS)
                                                                                     2001             2000
                                                                                  -----------      ----------
SALES
Automotive Group ............................................................
   Chassis ..................................................................     $   154,900      $    22,970
   Driveline ................................................................         791,070          603,770
   Engine ...................................................................         455,260          241,260
                                                                                  -----------      -----------
        Automotive Group ....................................................       1,401,230          868,000
TriMas Group ................................................................         726,600          782,160
                                                                                  -----------      -----------
       Total Company ........................................................     $ 2,127,830      $ 1,650,160
                                                                                  ===========      ===========
ADJUSTED EBITDA AND OPERATING PROFIT
Automotive Operating Adjusted EBITDA ........................................     $   181,530      $   114,260
Automotive/centralized resources ("Corporate") ..............................         (13,600)         (11,610)
                                                                                  -----------      -----------
Automotive Group Adjusted EBITDA ............................................     $   167,930      $   102,650
 TriMas Group Adjusted EBITDA ...............................................         126,470          146,690
                                                                                  -----------      -----------
       Total Company Adjusted EBITDA ........................................     $   294,400      $   249,340
Depreciation and amortization ...............................................        (159,420)         (83,520)
Legacy stock award expense ..................................................          (7,930)          (6,550)
                                                                                  -----------      -----------
  Total Company operating profit ............................................     $   127,050      $   159,270
                                                                                  ===========      ===========
OTHER INCOME AND EXPENSE AND NET INCOME (LOSS)
Other expense, net:
    Interest expense ........................................................     $  (148,160)     $   (92,950)
    Equity gain (loss) from affiliates, net .................................          (8,930)           9,820
    Gain from disposition of, or changes in, investments in equity affiliates            --             27,520
    Income related to the termination of interest rate swap agreements ......            --             12,940
    Other, net ..............................................................         (17,890)          (2,530)
                                                                                  -----------      -----------
       Other expense, net ...................................................        (174,980)         (45,200)
                                                                                  -----------      -----------
Income (loss) before income taxes and extraordinary charge ..................         (47,930)         114,070
Income taxes (credit) .......................................................          (4,600)          45,640
                                                                                  -----------      -----------
Income (loss) before extraordinary charge item ..............................         (43,330)          68,430
Extraordinary charge, net of taxes $7,930 ...................................            --            (36,330)
                                                                                  -----------      -----------
Net income (loss) ...........................................................     $   (43,330)     $    32,100
                                                                                  ===========      ===========

Sales for 2001 increased approximately 29% to $2.1 billion as compared with $1.6 billion in 2000. This increase was due to our acquisition of Simpson and GMTI, which accounted for approximately $634 million of sales. This increase was partially offset by a sales decline of $99 million related to our Automotive
Group, which was principally the result of lower levels of domestic vehicle production. Although we believe that there was no noticeable change in the
TriMas Group's market share, TriMas experienced a sales decline of approximately
$73 million in 2001 versus 2000. 2001 was a difficult year for the industrial economy in general and for several of our core markets, such as automotive in particular. However, in response to the challenges, we were able to adjust our cost base to the volume reduction by an amount greater than our contribution margin (note that due to the fixed cost nature of the industries in which we operate, contribution margin tends to be significantly higher than operating profit or Adjusted EBITDA margin). We accomplished this by increased monitoring of our cost base and quickly adjusting our direct workforce to volume changes while aggressively managing our fixed cost base.

Operating profit decreased to $127 million from $159 million in 2000 whereas
Adjusted EBITDA increased to $294 million for 2001 as compared with $249 million in 2000. The acquisitions of Simpson and GMTI contributed approximately $33 million to operating profit and approximately $72 million to Adjusted EBITDA.
This increase was largely offset by a decline in Adjusted EBITDA and operating profit related to softness in all of our markets. The operating profit margin decreased to 5.9% in 2001 versus 9.6% in 2000 and the Adjusted EBITDA margin decreased to 13.8% in 2001 versus 15.1% in 2000. These decreases were partially caused by the inclusion of Simpson and GMTI, which had lower margins as a percent of 2001 sales than the margins of Metaldyne one year ago. In addition, the decrease in sales volume in most of our businesses resulted in a larger percentage impact on margins due to the relatively high fixed cost profile of the industries in which we operate. Additionally, 2001 was negatively impacted by over $10 million of one-time, non-recurring expenses related to the integration and strategic reorganization of our three predecessor companies into
Metaldyne. Thus, without these one-time costs our Adjusted EBITDA would have approximated $304 million in 2001.

Selling, general and administrative costs as a percent of sales were 12.1% for
2001 as compared with 13.8% for 2000. Selling, general and administrative expenses were approximately $257 million in 2001 as compared to approximately
$228 million in 2000. The percentage decrease is principally the result of reductions in our administrative costs due to economy of scale benefits and aggressive fixed cost reductions in the Company, offset by significantly higher depreciation and amortization expense arising from our purchase accounting election and subsequent step-up in asset base.

Interest expense for 2001 was approximately $148 million as compared to $93 million in 2000. The increase in interest expense is the result of debt incurred to finance our recapitalization in November 2000 and the acquisitions of Simpson and GMTI, and approximately $17.5 million of non-cash interest expense related to the discount amortization on our subordinated debentures. Equity affiliate loss increased significantly due to a large restructuring charge at our 36%
owned affiliate in 2001. This was a non-cash charge to Metaldyne.

Other, net was approximately $18 million in 2001 versus $3 million in 2000. This increase of approximately $15 million is the result of an increase in debt fee amortization of $7 million; an increase in accounts receivable securitization financing fees of $4 million due to the financing facility not being incepted until June 2000; and a decrease in other miscellaneous income of $4 million.

The tax provision for 2001 is a benefit of $4.6 million as compared to expense of $45.6 million for the period ended December 31, 2000. The tax provision for the period January 1 through November 27, 2001 was $61.4 million. The unusual relationship between income before taxes and income taxes results mostly from the non-deductible amortization of goodwill and the taxation of income in foreign jurisdictions at rates greater than the U.S. statutory rate. Normally, nondeductible items serve to increase a company's effective tax rate; however, since the Company incurred a pre-tax loss, the disallowance of goodwill amortization results in a lesser U.S. tax benefit, which when compared to the pre-tax loss, results in a lower effective tax rate. Excluding the impact of these items, the Company's effective tax rate would have been approximately 33%.

As reported in our consolidated statement of operations, net income (loss)
declined to a $43 million net loss in 2001 versus a $32 million net income in
2000 ($59 million net income from first eleven months less $27 million net loss from last month of 2000). The $75 million reduction in net income between 2001 and full year 2000 is primarily explained by $117 million in incremental non-cash expenses resulting from our purchase accounting election and $39 million of incremental cash interest expense relating to additional debt burden undertaken to finance the three acquisitions that now make up Metaldyne (see table below). This $156 million in expense is offset by a $36 million extraordinary expense in 2000, and approximately $58 million in additional income taxes in 2000 versus 2001. The remaining net income difference relates to the full year effect of including GMTI and Simpson acquisitions in 2001 and is offset by a generally depressed operating environment in 2001 versus 2000.

                                                                                                                       (In millions)
                                                                                          TOTAL
                                                                             1/1/00     11/28/00 -                      INCREMENTAL
                                                                 2001       11/27/00     12/31/00          TOTAL       2001 EXPENSE
                                                               --------     --------    ----------       ---------     ------------

NON-CASH EXPENSES
Depreciation .............................................     $   90.1     $   52.8     $    6.5        $   59.3       $    30.8
Intangible amortization ..................................         35.7          0.7          2.6             3.3            32.4
Deferred loss amortization................................          6.1          --           --              --              6.1
Goodwill amortization ....................................         27.6         19.0          1.9            20.9             6.7
Debt fee amortization ....................................         11.6          4.5          0.5             5.0             6.6
Interest accretion on subordinated debt ..................         17.5          --           1.4             1.4            16.1
Equity affiliate loss/(income) ...........................          8.9        (12.0)         1.0           (11.0)           18.7
                                                               --------     ---------    --------        ---------      ---------
Subtotal incremental non-cash in 2001 ....................                                                              $   117.4
                                                                                                                        ---------
Cash interest expense ....................................     $  130.7     $   78.5     $   13.0        $   91.5       $    39.2
                                                               --------     --------     --------        --------       ---------
Total incremental other cash expenses ....................                                                              $   156.6
                                                                                                                        =========

The one-month period ended December 31, 2000 ("new basis") reflects a $26 million operating loss. The primary reason for this loss relates to the underlying economics of our business during a typical December and in particular to the operating environment in December 2000. Generally, December is a period where many of our automotive customers shut down their operations for one to two weeks, and December also represents our slowest selling season for a significant segment of TriMas. Additionally, in December 2000 we saw many of our customers reduce their order volume greater than seasonal history would suggest as our economy began to contract after several years of significant growth. Further compounding the underlying operating environment, we had just undergone an acquisition and subsequent management change, and we were thus slow to react with the necessary workforce and related cost reductions. Further impacting operating loss in this timeframe were various year-end adjustments related to workers' compensation, bonus, withholding taxes, and pension accruals.

SEGMENT INFORMATION

Operating profit for our Automotive Group decreased slightly to $58 million from
$62 million in 2000. This decrease is largely driven by the increase in lease costs incurred related to the sale-leaseback transactions entered into in
December 2000 and June 2001 for the Simpson and GMTI locations and increased depreciation and amortization expenses associated with the acquisitions offset by the contribution of approximately $33 million of operating profit from
Simpson and GMTI. Adjusted EBITDA was approximately $167.9 million in 2001 as compared to approximately $102.7 million in 2000. The change is comprised of an approximate $72 million increase in segment Adjusted EBITDA from the Simpson and
GMTI acquisitions and offset by the margin effect of the $99 million sales decline noted above. The approximate 11% decline in our underlying automotive sales (after excluding the effects of the GMTI and Simpson acquisitions) is explained by a 12% reduction in the "Big 3" North American production between
2000 and 2001. However, due to active cost management and fixed cost reductions, our Adjusted EBITDA decreased by less than the contribution margin effect.

Automotive/centralized resources ("Corporate") expenses increased by approximately $2 million in 2001 relative to 2000. The additional cost is attributable to the Simpson and GMTI acquisitions which were more centralized in terms of shared services and centralized costs than our historical operations.
In addition, we initiated a process in 2001 of replacing duplicative administrative costs within our business units in favor of adding resources (on a less than one for one basis) at our corporate headquarters. We have focused our efforts on activities such as finance, human resources, procurement, information technology, and engineering, but have not made an effort to allocate the complete cost of these services back to our divisions. We are planning to complete this effort in 2002 and 2003, and expect to generate continuing future cost savings as a result. Offsetting the increase was a one-time expense reimbursement of $2.4 million received in 2001.

Operating profit for our TriMas Group decreased to $69 million from $97 million in 2000. Adjusted EBITDA was approximately $126.5 million in 2001 as compared to approximately $146.7 million in 2000. The decrease is the result of a $56 million sales decline driven by an underlying softness in the recreational vehicle and marine equipment markets and the cold-headed specialty fastener market. Factors affecting these markets were a nearly 40% decline in NAFTA medium and heavy truck production, a decline in agriculture equipment production, an inventory correction in the general industrial markets, a decline in general industrial demand relating to the recession environment in 2001, and an unfavorable selling mix within the segments.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY. We had approximately $19 million of cash and cash equivalents at
December 29, 2002. Additionally, we had $117 million and $54 million of undrawn commitments from our revolving credit facility and accounts receivable securitization facility, respectively. Thus, total available liquidity exceeded
$190 million as of December 29, 2002. At December 29, 2002, the accounts receivable securitization facility and revolving credit facility were unutilized.

PRINCIPAL SOURCES OF LIQUIDITY. Our principal sources of liquidity are cash flow from operations, our revolving credit facility and our accounts receivable securitization facility. We have significant unutilized capacity under our revolving credit facility and accounts receivable facility that may be utilized for acquisitions, investments or unanticipated capital expenditure needs. We anticipate that our capital expenditure requirements for fiscal 2003 will be approximately $110 million. We believe that our liquidity and capital resources including anticipated cash flow from operations will be sufficient to meet debt service, capital expenditure and other short-term and long-term obligations and needs, but we are subject to unforeseeable events and the risk that we are not successful in implementing our business strategies.

TRIMAS DISPOSITION. On June 6, 2002, we issued TriMas common stock to Heartland and other investors amounting to approximately 66% of the fully diluted common equity of TriMas. Consequently, we (1) received $840 million in the form of cash, debt reduction and reduced receivables facility balances and (2) received or retained common stock and a warrant in TriMas representing our 34% retained interest.

As a result of the transaction, after payment of expenses, Metaldyne or TriMas repaid approximately $496 million of term debt under our senior credit facility, repurchased approximately $206 million aggregate principal amount of its 4.5%
convertible subordinated debentures due 2003 ($78 million of this repurchase was completed in the third quarter), and reduced outstanding balances under our receivables facility by approximately $136 million (of which approximately $86 million relates to the elimination of the TriMas receivables base). Upon completion of the repurchase of our 4.5% convertible subordinated debentures due
December 2003 and repayment of term debt, we incurred an approximate $68.9 million loss on the early extinguishment of debt. At December 29, 2002, the remaining aggregate principal amount of the 4.5% convertible subordinated notes is $98.5 million.

DEBT, CAPITALIZATION AND AVAILABLE FINANCING SOURCES. On June 20, 2002, we
entered into two arrangements to refinance our long-term debt. In the first arrangement, we issued $250 million aggregate principal amount of 11% senior subordinated notes due 2012 in a private sale under Rule 144A of the Securities
Act of 1933, as amended. Pursuant to a related registration rights agreement, we subsequently completed an offer to exchange the privately sold notes for registered notes that are identical except that the registered notes do not have any transfer restrictions. The exchange offer raised no new proceeds.

In connection with the 11% senior subordinated notes offering described above, we also amended and restated our credit facility to replace the original tranche
A, B and C term loans with a new $400 million tranche D term loan payable in semi-annual installments of $0.5 million with the remaining outstanding balance due December 31, 2009. In addition to the term loan, the credit facility also includes a revolving credit facility with a total principal amount commitment of
$250 million. Both the senior revolving credit facility and the senior term loan facility mature December 31, 2009. The obligations under the credit facility are collateralized by substantially all of our assets and are guaranteed by substantially all of our domestic subsidiaries.

In conjunction with the 11% senior subordinated notes offering and the amended and restated credit agreement described above, we repaid the outstanding balance on our tranche A, B and C term loan facilities. Our debt is summarized below.

                                                                            (IN MILLIONS)
                                                                DECEMBER 29, 2002   DECEMBER 31, 2001
                                                                -----------------   -----------------

Senior credit facilities:
     Tranche A term loan facility ............................       $ --                $  412
     Tranche B term loan facility ............................         --                   478
     Tranche C term loan facility ............................         --                   185
     Tranche D term loan facility ............................          399                --
     Revolving credit facility ...............................         --                  --
                                                                     ------              ------
        Total senior credit facility .........................       $  399              $1,075
     4.5% convertible subordinated debentures, due 2003 ......         --                   263
     11% senior subordinated notes, due 2012 .................          250                --
     Other debt ..............................................           20                  21
                                                                     ------              ------
Total long-term debt .........................................       $  669              $1,359
4.5% convertible subordinated debentures, due 2003 (face value
       $98.5 million) ........................................           91                --
Other current maturities .....................................            9                  43
                                                                     ------              ------
Total debt ...................................................       $  769              $1,402
                                                                     ======              ======

Our working capital revolver facility has a blocked availability amount sufficient to meet our 2003 maturity of the $98.5 million face value 4.5%
convertible notes. Further, we expect to have available liquidity from our revolver and accounts receivable securitization facility to repay our current debt maturities. We will also monitor the corporate bond market for opportunities to refinance all or a portion of our current debt maturities in
December 2003.

As a result of the refinancing described above, we cancelled the $100 million subordinated loan commitment from Masco Corporation. This commitment had been established for use in the event that funds were not otherwise available to satisfy principal obligations under the 4.5% convertible subordinated debentures at maturity. As a result of the large prepayment of this obligation, the commitment from Masco Corporation was deemed unnecessary. Until the remaining
4.5% convertible subordinated debentures are repaid, availability up to $100 million on our working capital revolver loan will be restricted. This restriction, however, will be tied to the outstanding unpaid balance as future repurchases are made, and is $98.5 million as of December 29, 2002.

At December 29, 2002, we were contingently liable for standby letters of credit totaling $34 million issued on our behalf by financial institutions. These letters of credit are used for a variety of purposes, including meeting various states' requirements in order to self-insure workers' compensation claims, including incurred but not reported claims.

EFFECTS OF TRIMAS DISPOSITION AND REFINANCING. As a result of the TriMas disposition and subsequent debt refinancing, our capital structure has been significantly modified. We experienced the following debt reduction and amortization and liquidity enhancements as a direct result of these actions:

     o   Our senior indebtedness has been reduced 40% since December 31, 2001.

     o   The weighted average life of our outstanding debt has been extended from approximately 4 years to 7 years. This will better enable us to invest in the necessary capital to support our growth plan over the next several years.

     o   Our outstanding receivables facility balance was zero at December 29,
         2002, with $54.0 million available but not utilized, in addition to our
         $117 million of undrawn revolving credit facility (net of $34.1 million letters of credit usage and $98.5 million of blocked availability for retirement of our 4.5% convertible subordinated debentures).

     o   As a result of the TriMas disposition, we repurchased $206.5 million in aggregate principal amount of the 4.5% convertible subordinated debentures due December 15, 2003. The remaining aggregate principal amount of these 4.5% convertible subordinated debentures is $98.5 million.

     o   We retained approximately $135 million of TriMas equity based on the divestiture price. In 2003, we have reached a preliminary agreement with TriMas whereby TriMas will repurchase approximately $20 million of this position in the second quarter of 2003. We will actively seek to liquidate our remaining position in TriMas to reduce our indebtedness and to invest in future growth of the Company.

CASH FLOWS

Operating activities -- Operating activities used $61.5 million of cash for 2002 as compared with a source of cash of $171.2 million in the comparable period of
2001. Excluding the activities related to the net repayment of the accounts receivable securitization facility and the funding of our former subsidiary
TriMas' accounts receivable buildup prior to its divestiture, operating activities provided $144.9 million of cash for 2002 as compared to $154.4 million for the comparable period of 2001.

Investing activities -- Investing activities resulted in a source of cash of
$765.5 million for 2002 as compared with a use of cash of $111.6 million for
2001. This increase is primarily the result of proceeds from the disposition of
TriMas. Investing activities were also positively affected by the proceeds from the sale-leaseback transactions occurring in 2002. In December 2001, January
2002 and December 2002, we entered into sale-leaseback transactions with respect to equipment and approximately 20 real properties with total proceeds of approximately $75 million. Proceeds of $23 million, $33 million and $19 million were received in December 2001, January 2002 and December 2002, respectively.
All of the sale-leaseback transactions are accounted for as operating leases and the associated rent expense is included in our financial results. Capital expenditures were $126.7 million for 2002 as compared with $118.0 million for
2001. Capital expenditures related to our former subsidiary TriMas approximated
$10 million prior to its disposition on June 6, 2002.

Financing activities -- Financing activities were a use of cash of $684.9 million for 2002 as compared to an $85.9 million use of cash for 2001. This decrease is primarily the result of principal repayments on both our term loan debt and convertible subordinated notes offset by the related debt refinancing.
On June 20, 2002, we issued $250 million of senior subordinated notes with an interest rate of 11% per annum and amended and restated our November 2000 credit facility to replace the original tranche A, B and C term loans with a new $400 million tranche D term loan facility. The amended credit facility consists of a senior revolving credit facility of up to $250 million and a $400 million senior term loan facility both of which mature December 31, 2009. In conjunction with the debt refinancing, we incurred approximately $18.6 million in refinancing fees and prepayment penalties.

INTEREST RATE HEDGING ARRANGEMENTS. In February 2001, we entered into interest rate protection agreements with various financial institutions to hedge a portion of our interest rate risk related to the term loan borrowings under our credit facility. These agreements include two interest rate collars with a term of three years, a total notional amount of $200 million and a three month LIBOR interest rate cap and floor of 7% and 4.5%, respectively, and four interest rate caps at a three month LIBOR interest rate of 7% with a total notional amount of
$333 million. As a result of our early retirement of our term loans in June
2002, we recorded a cumulative non-cash loss of $7.5 million, which is included in our consolidated statement of operations. The two interest rate collars and two of the interest rate caps totaling $200 million were immediately redesignated to our new term loan borrowings in June 2002, resulting in a cumulative unrealized loss of $0.8 million as of December 29, 2002, which is included in accumulated other comprehensive income in our consolidated balance sheet. The remaining two interest rate caps totaling $133 million no longer qualify for hedge accounting. Therefore, the unrealized gain or loss is recorded as other income or expense in the consolidated statement of operations beginning
June 20, 2002. As of December 29, 2002, a loss of $0.04 million has been recorded as other expense in our consolidated statement of operations relating to these two interest rate caps.

OFF-BALANCE SHEET ARRANGEMENTS

 Our Receivables Facility. We have entered into an agreement to sell, on an ongoing basis, the trade accounts receivable of certain business operations to a bankruptcy-remote, special purposes subsidiary, MTSPC, wholly owned by us. MTSPC has sold and, subject to certain conditions, may from time to time sell an undivided fractional ownership interest in the pool of domestic receivables, up to approximately $225 million, to a third party multi-seller receivables funding company, or conduit. Upon sale to the conduit, MTSPC holds a subordinated retained interest in the receivables. Under the terms of the agreement, new receivables are added to the pool as collections reduce previously sold receivables. We service, administer and collect the receivables on behalf of
MTSPC and the conduit. The facility is an important source of liquidity to the
Company. The receivables facility resulted in net expense of $4 million in 2002.

The facility is subject to customary termination events, including, but not limited to, breach of representations or warranties, the existence of any event that materially adversely affects the collectibility of receivables or performance by a seller and certain events of bankruptcy or insolvency. At
December 29, 2002, no amount of our $225 million receivables facility was utilized, with $54 million available. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs. The agreement expires in November 2005. If we are unable to renew or replace this facility, it could adversely affect our liquidity and capital resources.

Sale-Leaseback Arrangements. We have engaged in a number of sale-leaseback transactions. At the time of the GMTI acquisition in June 2001, GMTI entered into sale-leasebacks with respect to certain manufacturing equipment and three real properties for proceeds of approximately $35 million and reduced the debt that we assumed as part of the acquisition by that amount. In June 2001, we entered into an approximate $25 million sale-leaseback related to manufacturing equipment. In December 2001 and January 2002, we entered into additional sale-leaseback transactions with respect to equipment and approximately 20 real properties for net proceeds of approximately $56 million and used the proceeds to repay a portion of our term debt under our credit facility. In December 2002, three additional sale-leaseback transactions were completed with respect to equipment for net proceeds of approximately $19 million. All of these leases are accounted for as operating leases and the associated rent expense is included in our financial results on a straight-line basis. Of the $56 million in proceeds resulting from the December 2001 and January 2002 sale-leaseback transactions, approximately $21 million were from the sale of TriMas properties.

CERTAIN OTHER COMMITMENTS. We have other cash commitments not relating to debt as well, such as those in respect of leases, preferred stock and restricted stock awards.

In November 2000, a group of investors led by Heartland and CSFB Private Equity acquired control of Metaldyne. Immediately following the November 2000 acquisition, we made restricted stock awards to certain employees of shares of our common stock. Under their terms, 25% of those shares became free of restriction, or vested upon the closing of the November 2000 acquisition and one quarter of the shares were due to vest on each January 14, 2002, 2003, and 2004.
Holders of restricted stock are entitled to elect cash in lieu of 40% of their restricted stock which vested at closing and 100% of their restricted stock on each of the other dates with the shares valued at $16.90 per share, together with cash accruing at approximately 6% per annum; to the extent that cash is not elected, additional common stock valued at $16.90 per share is issuable in lieu of the 6% accretion. As a result of the elections made for the January 14, 2002 payment and restrictions under our credit facility, we paid approximately $6 million in cash to vested holders of restricted stock in January 2002 and we deferred and accrued approximately $8.3 million. The deferred payment accrued interest at the rate of 12% and was paid in full in July 2002. We are entitled to reimbursement of certain amounts from our former subsidiary TriMas, representing approximately 50% of our obligations related to these restricted stock awards and, accordingly, a receivable from TriMas is included in our consolidated balance sheet at December 29, 2002. As a result of the elections made for the January 14, 2003 payment, we have recorded $10.1 million in accrued liabilities as of December 29, 2002, representing the cash portion of the
January 14, 2003 vesting date. Assuming restricted stock award holders elect to receive the maximum cash as of the January 14, 2004 vesting date, we estimate that our additional cash obligations will aggregate approximately $10 million.

We also have outstanding $64.5 million in aggregate liquidation value of Series
A and Series B preferred stock in respect of which we have the option to pay cash dividends, subject to the terms of our debt instruments, at rates of 13%
and 11.5%, respectively, per annum initially and to effect a mandatory redemption in December 2012 and June 2013, respectively. For periods that we do not pay cash dividends on the Series A preferred stock, an additional 2% per annum of dividends is accrued. In the event of a change in control or certain qualified equity offerings, we may be required to make an offer to repurchase our outstanding preferred stock. We may not be permitted to do so and may lack the financial resources to satisfy these obligations. Consequently, upon these events, it may become necessary to recapitalize our company or secure consents.

SATURN-RELATED OBLIGATIONS. In the November 2000 recapitalization of the
Company, our shares were converted into the right to receive $16.90 in cash plus additional cash amounts based upon the net proceeds of the disposition of the stock of Saturn Electronics & Engineering Inc. held by Metaldyne. Although no disposition of the stock of Saturn was made prior to the merger or has been made to date, former holders of our common stock as of the merger will be entitled to amounts based upon the net proceeds, if any, from any future disposition of that stock if and when a disposition is completed. The amount which will be paid to such former stockholders will equal the proceeds in excess of $18 million and less than or equal to $40 million, any proceeds in excess of $55.7 million and less than or equal to $56.7 million as well as 60% of any such proceeds in excess of $56.7 million. All other amounts of the proceeds will be retained by
us.

OUTLOOK

Automotive vehicle production in 2003 is currently anticipated to approximate
2002 production levels in both North America and Europe, but there are several factors that could materially alter this outlook, including the potential for war in the Middle East.

Our principal use of funds from operating activities and borrowings for the next several years are expected to fund interest and principal payments on our indebtedness, growth related capital expenditures and working capital increases, strategic acquisitions and lease expense. Management believes cash flow from operations and debt financing and refinancing that occurred in June 2002 provide us with adequate sources of liquidity for the foreseeable future.

Our largest raw material requirement is special bar quality steel. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. In response to this instability, the U.S. government in March 2002 imposed tariffs on imported steel. The effect of these tariffs was a dramatic increase in steel prices. Under supply contracts for special bar quality steel, we had established prices at which we purchased most of our steel requirements through 2002.
Metaldyne spent much of 2002 negotiating with steel vendors and our customers, petitioning the government to repeal the steel tariffs, and designing re-sourcing strategies to mitigate the effect of the steel price increases.
Based on these actions, we expect the effect of the steel price increases to have an approximate $5 million negative impact on our 2003 profitability.
Additionally, we will continue efforts to further mitigate the effects of these price increases throughout 2003.

CONTRACTUAL CASH OBLIGATIONS

Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under lease agreements and various severance obligations related to our recent acquisitions. The following table summarizes our fixed cash obligations over various future periods as of December 29, 2002.

                                                                                        (IN MILLIONS)
                                                                              PAYMENTS DUE BY PERIODS
                                                                     LESS THAN      1-3       3-5        AFTER
                                                             TOTAL    ONE YEAR     YEARS     YEARS      5 YEARS
                                                             -----   ----------   -------    -----      -------

Long-term debt ........................................     $  400     $    1     $    2     $    2     $  395
11% Senior subordinated notes .........................        250         --         --         --        250
4.5% Convertible subordinated debentures ..............         98         98         --         --         --
Other debt ............................................         17          2          8          7         --
Capital lease obligations .............................         11          5          6         --         --
Operating lease obligations (1) .......................        251         32         57         47        115
Redeemable preferred stock, including accrued dividends         65         --         --         --         65
Redeemable restricted common stock (2) ................         34         17         17         --         --
Pension contributions (data available through 2004) ...         36         15         21         --         --
Contractual severance .................................         11          9          2         --         --
                                                            ------     ------     ------     ------     ------
Total contractual obligations .........................     $1,173     $  179     $  113     $   56     $  825
                                                            ======     ======     ======     ======     ======

      (1)Operating lease expense is deducted to arrive at Adjusted EBITDA.
      (2)Redeemable restricted common stock includes TriMas' portion, consisting of approximately 50% of total obligations, which will be reimbursed to the Company.

At December 29, 2002, we were contingently liable for standby letters of credit totaling $34 million issued on our behalf by financial institutions. We are also contingently liable for future product warranty claims. We believe that our product warranty exposure is immaterial; however, it is continuously monitored for potential warranty implications of new and current business.

U.S. PENSION PLANS

We sponsor defined benefit pension plans covering certain hourly and salaried employees in the United States. On December 31, 2001, the projected benefit obligation (calculated using a 7.625% discount rate) exceeded the market value of plan assets by $88.2 million. During 2002, we made contributions of $23.6 million to the defined benefit plans; however, these contributions have been offset by negative 2002 investment returns for Metaldyne's pension asset portfolio. The under funded status at December 29, 2002 is $112.1 million
(assuming a 6.75% discount rate). Under SFAS No. 87, "Employers' Accounting for
Pensions" rules, Metaldyne is required annually on September 30th to re-measure the present value of projected pension obligations as compared to plan assets at market value. Although this mark-to-market adjustment is required, we maintain a long-term outlook for developing a pension-funding plan. In addition, we are in a period of very low interest rates, which results in a higher liability estimate. Assuming interest rates increase to a historical 25-year average range of 7.75% to 8.0%, the under funded status at December 29, 2002 would improve by
$30.6 million to $37.8 million, respectively.

We have replaced our existing combination of defined benefit plans and defined contribution plans for non-union employees with an age-weighted profit-sharing plan and a 401(k) plan. Defined benefit plan benefits will no longer accrue after 2002. This change affected approximately 1,200 employees. The profit-sharing component of the new plan is calculated using allocation rates that are integrated with Social Security and that increase with age. Our 2003 defined benefit pension expense will be approximately $5.1 million and our defined contribution (profit-sharing and 401(k) matching contribution) expense will be approximately $6.8 million. We anticipate a net benefit expense savings of $0.9 million in 2003 as a result of these changes, which are effective
January 1, 2003. Additional reductions are attributable to the TriMas disposition for both 2002 and 2003.

For our defined benefit plans, we have assumed a long-term rate of return on pension assets of 9.0%. As stated above, under this assumption our 2003 pension expense would be approximately $4.0 million and our 2004 expense would approximate $3.3 million. Assuming that the actual 2003 return on pension assets resulted in a 10% loss, our 2003 pension expense would not change, and our 2004 pension expense would increase by approximately $0.8 million. We expect to make contributions of approximately $14.5 million to the defined benefit pension plans for 2003, and approximately $21.2 million in 2004. However, if the actual
2003 return on pension assets resulted in a 10% loss, our 2003 contribution would not change, but our 2004 contribution would increase by approximately $0.5 million.

CRITICAL ACCOUNTING POLICIES

The expenses and accrued liabilities or allowances related to certain policies are initially based on our best estimates at the time of original entry in our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. We make frequent comparisons of actual versus expected experience to mitigate the likelihood of material adjustments.

GOODWILL. In June 2001, the Financial Accounting Standards Board ("FASB")
approved Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill
and Other Intangible Assets" which was effective for us on January 1, 2002.
Under SFAS No. 142, we ceased the amortization of goodwill. We completed our initial assessment of impairment for the three automotive segments, which indicated the fair value of these units exceeds their corresponding carrying value. We completed this analysis again at year-end, which indicated that the fair value of these units continues to exceed their carrying values. Fair value was determined based upon the discounted cash flows of the reporting units using a 9.5% discount. Assuming an increase in the discount rate to 12%, fair value would continue to exceed the respective carrying value of each automotive segment.

We also completed our transitional impairment test needed to measure the amount of any goodwill impairment for our former TriMas subsidiary. A non-cash, after tax charge of $36.6 million was taken as of January 1, 2002, related to the industrial fasteners business of our former TriMas subsidiary. Sales, operating profits and cash flows for this TriMas owned business were lower than expected beginning in the first quarter of 2001, due to the overall economic downturn and cyclical declines in certain markets for industrial fastener products. Based on that trend, the earnings and cash flow forecasts for the next five years indicated the goodwill impairment loss. Consistent with the requirements of SFAS
No. 142, we recognized this impairment charge as the cumulative effect of change in accounting principle as of January 1, 2002.

STOCK-BASED COMPENSATION. In December 2002, the FASB issued SFAS No. 148,
"Accounting for Stock-Based Compensation -- Transition and Disclosure - an
amendment of FASB Statement No 123." SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted SFAS No. 148 effective for the fiscal year ended December 29, 2002.

At December 29, 2002, we have one stock-based employee compensation plan, which provides for the issuance of equity-based incentives in various forms to key employees of the Company. These options have a ten year option period and vest ratably over a three year period from date of grant. However, the options'
exercisability is limited in the circumstances of a public offering whereby the shares are required to be held and exercised after the elapse of certain time periods. As of December 29, 2002, we had stock options outstanding for 2,539,000 shares at a price of $16.90 per share.

We account for this plan under the recognition and measurement principles of
Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees,"
and related Interpretations and, accordingly, no stock option compensation expense is included in the determination of net income in the consolidated statement of operations. The weighted average fair value on the date of grant of options granted in 2002 was zero. Had stock option compensation expense been determined pursuant to the methodology of SFAS No. 123, "Accounting for
Stock-Based Compensation," the pro forma effects on our basic and diluted earnings per share would have been a reduction of approximately $0.04 and $0.05 in 2002, respectively.

RECEIVABLES AND REVENUE RECOGNITION. Receivables are presented net of allowances for doubtful accounts. We conduct a significant amount of business with a number of individual customers in the transportation industry. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts; we do not believe that significant credit risk exists. In accordance with our accounts receivable securitization, trade accounts receivable of substantially all domestic business operations are sold, on an ongoing basis, to MTSPC, Inc., a wholly owned subsidiary.

In compliance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue
Recognition in Financial Statements," we do not recognize revenue until it is realized or realizable and earned. Revenue generally is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the selling price to the buyer is fixed or determinable; and collectibility is reasonably assured. We are in compliance with SAB No. 101 as of December 29,
2002.

FIXED ASSETS AND OTHER INTANGIBLES EXCLUDING GOODWILL. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2.5% to 10%, and machinery and equipment, 6.7% to 33.3%.
Amortization expense of other intangibles is approximately $28 million in 2002.
The weighted average useful life of intangible assets ranges from 8.2 years to
14.9 years as of December 29, 2002. Potential impairment of these assets is evaluated by examining current operating results, business prospects, market trends, potential product obsolescence, competitive activities and other economic factors.

FOREIGN CURRENCY TRANSLATION. The financial statements of subsidiaries outside of the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part represents the local currency. Transaction gains and losses are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income (loss) in shareholders' equity. Other comprehensive income (loss), net includes a translation gain of $39.2 million in 2002 and a translation loss of $8.7 million in 2001. For subsidiaries operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates. Translation adjustments for these subsidiaries are included in net earnings.

PENSION AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Annual net periodic expense and benefit liabilities under our defined benefit plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due.

OTHER LOSS RESERVES. We have numerous other loss exposures, such as environmental claims, product liability, litigation, recoverability of deferred income tax benefits, and accounts receivable. Establishing loss reserves for these matters requires the use of estimates and judgment in regards to risk exposure and ultimate liability. We estimate losses under the programs using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss. Where available, we utilize published credit ratings for our debtors to assist us in determining the amount of required reserves.

NEW ACCOUNTING PRONOUNCEMENTS. On January 1, 2002, we adopted SFAS No. 144,
"Accounting for the Impairment or Disposal of Long Lived Assets." Under SFAS No.
144, a single accounting method was established for long-lived assets to be disposed. SFAS No. 144 requires companies to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and the loss is the difference between the carrying amount and fair value. The adoption of this Statement did not have any impact on our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No.
4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."
With the rescission of SFAS No. 4 and 64, only gains and losses from extinguishments of debt that meet the criteria of APB Opinion No. 30 would be classified as extraordinary items. This statement also rescinds SFAS No. 44,
"Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS
No. 13, "Accounting for Leases," to eliminate the inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. As a result of our adoption of SFAS No. 145, the $68.9 million ($43.4 million, net of taxes of
$25.5 million) loss on the early extinguishment of debt recorded for the year ended December 29, 2002, has been reclassified as a "loss on repurchase and early retirement of term loans" in other expense, net in our consolidated statement of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of the commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 29, 2002.
We are currently reviewing the provisions of this Statement and will adopt it effective with our 2003 fiscal year.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45,
"Guarantors Accounting and Disclosure Requirements for Guarantees, Including
Indirect Guarantees of Indebtedness of Others." FIN No. 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN No. 45 are effective for our 2002 financial statements. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. We do not believe the adoption of this portion of the Interpretation will have a material effect on our financial condition or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest
Entities, an Interpretation of ARB 51." FIN No. 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidation requirements of this Interpretation are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN
No. 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. We are currently reviewing certain potential variable interest entities, which are lessors under some of our operating lease agreements, as well as our accounts receivable securitization facility to determine the impact of FIN No. 46. We have not yet determined the impact that this Interpretation will have on our financial position or results of operations.

OTHER MATTERS

FISCAL YEAR

Effective for 2002, our fiscal year will end on the Sunday nearest to December
31.

FORWARD-LOOKING STATEMENTS

This discussion and other sections of this report contain statements reflecting the Company's views about its future performance and constitute "forward-looking statements." These views involve risks and uncertainties that are difficult to predict and may cause the Company's actual results to differ significantly from the results discussed in such forward-looking statements. Readers should consider that various factors may affect our ability to attain the projected performance, including:

o   Dependence on Automotive Industry and Industry Cyclicality - The industries in which we operate depend upon general economic conditions and are highly cyclical.

o   Customer Concentration -- Our base of customers is concentrated and the loss of business from a major customer, the discontinuance of particular vehicle models or a change in auto consumer preferences or regulations could materially adversely affect us.

o   Challenges of Acquisition Strategy -- We intend to actively pursue acquisitions and/or joint ventures but we may not be able to identify attractive acquisition and/or joint venture candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions and/or joint ventures.

o   Liquidity and Capital Resources -- If we are unable to meet future capital requirements, our business may be adversely affected.

o   Dependence on Third-Party Suppliers and Manufacturers -- Increases in our
    raw material or energy costs or the loss of a substantial number of our suppliers could negatively affect our financial health.

o   Our Industries are Highly Competitive -- Recent trends among our customers will increase competitive pressures in our businesses.

o   Changing Technology -- Our products are subject to changing technology, which could place us at a competitive disadvantage relative to alternative products introduced by competitors.

o   Dependence on Key Personnel and Relationships -- We depend on the services of key individuals and relationships, the loss of which would materially harm us.

o   Labor Stoppages Affecting OEMs -- We may be subject to work stoppages at our facilities or those of our principal customers, which could seriously impact the profitability of our business.

o   Outsourcing Trend -- Our strategy may not succeed if anticipated outsourcing fails to occur due to union considerations.

o   International Sales -- A growing portion of our revenue may be derived from international sources, which exposes us to certain risks.

o   Product Liability -- We may incur material losses and costs as a result of product liability and warranty claims that may be brought against us.

o   Environmental Matters -- Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

o   Control by Principal Stockholder -- We are controlled by Heartland, whose interests in our business may be different than yours.

o   Terms of Shareholders Agreement -- Provisions of the shareholders agreement impose significant operating and financial restrictions on our business.

o   Leverage; Ability to Service Debt -- We may not be able to manage our business as we might otherwise do so due to our high degree of leverage.

o   Substantial Restrictions and Covenants -- Restrictions in our credit facility and under the indenture governing the exchange notes limit our ability to take certain actions.

All statements, other than statements of historical fact included in this annual report, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this annual report, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project"
and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this annual report. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this annual report are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.